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                               Exhibit 27(d)(ii)

                             Inflation Fighter Rider
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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                             INFLATION FIGHTER RIDER
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IN THIS RIDER, the Primary Insured is named on page 3 of the Policy. Western
Reserve Life Assurance Co. of Ohio will be referred to as We, Our or Us.

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DEFINITIONS
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PERCENTAGE INCREASE     The Percentage Increase shown on the Policy Schedule
                        pages is the annual rate at which the Policy's Specified Amount is increased under this Rider.


RIDER BENEFITS
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DEATH BENEFIT           While this Rider is In Force, and subject to its
                        conditions and restrictions, this Rider provides automatic annual increases to the Specified Amount, starting on the first Policy Anniversary and continuing each Anniversary until the 20th Anniversary, without an additional application or evidence of insurability.

                        The annual increase to the Specified Amount of the Policy at an Anniversary will be equal to:

                        a. the Policy's Specified Amount at issue, increased up to the preceding Anniversary by annual increases at the Percentage Increase Rate, times
                        b. the Percentage Increase Rate listed on the Policy Schedule pages.


NOTICE OF INCREASE      We will send a Notice of Increase to the Owner, on or
                        prior to the Anniversary, for each scheduled increase to advise of the increase for that policy year. If, at that time, the increase is not desired, the increase may be declined by the Owner. A Declination Request form will be included with the notice. If this request is completed and returned to Us within 45 days of the date of the notice, the increase and all future increases under this Rider will be forfeited.


POLICY CHARGES DUE TO INCREASES IN SPECIFIED AMOUNT
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COST OF INSURANCE       The Cost of Insurance for each increase in Specified
                        Amount generated by this Rider will increase the policy charges as described in the Monthly Cost of Insurance section of the Policy Value Provisions of the Policy.


PER UNIT CHARGE         The Per Unit Charge for each increase in Specified
                        Amount generated by this Rider will increase the policy charges as described in the Per Unit Charge section of the Policy Value Provisions of the Policy.




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SURRENDER CHARGE        The Surrender Charge for each increase in the Specified
                        Amount generated by this Rider will increase the Policy's Surrender Charges as described in the Surrender Charge section of the Policy Value Provisions of the Policy.

MINIMUM MONTHLY         The Minimum Monthly Guarantee Premium, as described in
GUARANTEE PREMIUM       the Grace Period section of the Premium Provisions of
                        the Policy, will increase with each increase in Specified Amount produced by this Rider.


GENERAL PROVISIONS
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CONSIDERATION           This Rider is issued in consideration of:

                        1.      the application for this Rider; and
                        2.      the payment of the Initial Premium.


INCONTESTABILITY AND    This Rider is subject to the Incontestability and
SUICIDE                 Suicide provisions of the Policy, and, as such, all
                        increases in the Specified Amount of the Policy shall be incontestable after the Rider has been In Force for two years from the Policy Date.

TERMINATION             This Rider will terminate, and all future increases
                        provided by the terms of this Rider will be forfeited, upon the occurrence of one of the following events, whichever occurs first:

                        1. the processing date of a requested decrease in the Specified Amount of the Policy;
                        2. the date an automatic increase, under the terms of this Rider, is declined by the Owner;
                        3. the day following the 20th Anniversary of the Policy;
                        4.      a cash withdrawal from the Policy;
                        5.      any change in the Death Benefit Option;
                        6.      the date the Primary Insured dies;
                        7. the date the Policy terminates for any reason other than the death of the Primary Insured; or
                        8. the date We receive a written request to terminate the Policy or this Rider.

                        If this Rider terminates and the Policy is still In Force, all prior increases in Specified Amount provided by this Rider will remain in effect unless decreased in accordance with the Changes section of the Death Benefit Provisions of the Policy or reduced by a cash withdrawal.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no Cash Value.


EFFECTIVE DATE          This Rider becomes effective on the same date as the
                        Policy.

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                            /s/ William H. Geiger
                                    Secretary




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